UNITED STATES SECURITIES AND EXCHANGE

COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 20, 2009

STERLING BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

TEXAS	0-20750	74-2175590
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10260 Westheimer

Houston, Texas 77042

(Address of principal executive offices) (Zip Code)

(713) 466-8300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)	Entry in to a Severance and Release Agreement.

As previously announced, John A. Rossitto resigned from all positions effective October 5, 2009 (the “Effective Date”). On October 20, 2009, the Company entered into a Severance and Release Agreement (the “Severance Agreement”) with Mr. Rossitto, effective as of the Effective Date. Under terms of the Severance Agreement, Mr. Rossitto will receive two years’ base pay, which totals $500,000, paid in regular payroll installments. Additionally, for a period of two years, Mr. Rossitto will receive annual bonuses of $50,000, be reimbursed for cell phone expenses, continue to participate in the Company’s group health, dental, and/or vision plan, continue to receive life insurance benefits, continue to have club dues paid, continue banking services without service charge or at a reduced charge, continue to be reimbursed for reasonable and customary business related expenses, and receive outplacement services in an amount not to exceed $20,000. The Severance Agreement permits Mr. Rossitto to exercise the vested portion of his stock options during the ninety day period immediately following the Effective Date.

The foregoing description of the Severance Agreement does not purport to be complete and is qualified in its entirety by reference to the Severance Agreement which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits. The following exhibits are furnished as part of this Current Report on Form 8-K:

Exhibit No.	Description of Exhibit

10.1	Severance and Release Agreement, dated October 20, 2009, by and between Sterling Bancshares, Inc. and John A. Rossitto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned authorized officer.

Sterling Bancshares, Inc.

Date: October 20, 2009	By:	/s/ James W. Goolsby, Jr.
James W. Goolsby, Jr. Executive Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Severance and Release Agreement, dated October 20, 2009, by and between Sterling Bancshares, Inc. and John A. Rossitto.